Exhibit 24.1

POWER OF ATTORNEY

Reference is hereby made to the proposed registration by Barclays Bank PLC (the “Bank”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of approximately US$10 billion in securities to be issued by the Bank, as referred to in the memorandum dated 23 June 2005 from Mark Harding to the Directors of the Bank. Such securities will be registered on one or more registration statements on Form F-3 or, in the case of American Depositary Shares relating to preference shares of the Bank, Form F-6, or on such other form or forms promulgated by the U.S. Securities and Exchange Commission (the “SEC”) as may be necessary or advisable to effect such registration (each such registration statement, a “Registration Statement”). Each person whose signature appears below constitutes and appoints any Director of the Bank, and each of them, with full power of substitution and re-substitution and each with full power to act without the other, his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign one or more Registration Statements, any and all amendments thereto (including post-effective amendments) and any and all related registration statements filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC or any state, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Date: July 22, 2005	By:	/s/ Matthew William Barrett Matthew William Barrett Chairman

Date: July 22, 2005	By:	/s/ John Silvester Varley John Silvester Varley Group Chief Executive ( Principal Executive Officer) and Director

Date: July 22, 2005	By:	/s/ Naguib Kheraj Naguib Kheraj Group Finance Director (Principal Financial Officer) and Director

Date: July 22, 2005	By:	/s/ Robert Edward Diamond Jr. Robert Edward Diamond Jr. Director

Date: July 22, 2005	By:	/s/ Gary Andrew Hoffman Gary Andrew Hoffman Director

Date: July 22, 2005	By:	/s/ Roger William John Davis Roger William John Davis Director

Date: July 22, 2005	By:	/s/ David Lawton Roberts David Lawton Roberts Director

Date: July 22, 2005	By:	/s/ Sir David Arculus Sir David Arculus Director

Date: July 22, 2005	By:	/s/ Sir Richard Broadbent Sir Richard Broadbent Director

Date: July 22, 2005	By:	/s/ Richard Leigh Clifford Richard Leigh Clifford Director

Date: July 22, 2005	By:	/s/ Prof. Dame Sandra Dawson Prof. Dame Sandra Dawson Director

Date: July 22, 2005	By:	/s/ Sir Andrew Likierman Sir Andrew Likierman Director

Date: July 22, 2005	By:	/s/ Sir Nigel Rudd DL Sir Nigel Rudd DL Director

Date: July 22, 2005	By:	/s/ Stephen George Russell Stephen George Russell Director

Date: July 22, 2005	By:	/s/ Robert King Steel Robert King Steel Director

Date: July 22, 2005	By:	/s/ John Michael Sunderland John Michael Sunderland Director